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Prospectus Supplement dated as of April 4, 2002     Rule 424(b)(3)
To Prospectus dated November 16, 2001               File No. 333-67412

                                 $5,442,079,000

                          Verizon Global Funding Corp.
                     Zero Coupon Convertible Notes due 2021
            Supported as to Payment of Principal and Interest by and
                      Convertible into the Common Stock of
                           Verizon Communications Inc.

         This Prospectus Supplement dated as of April 4, 2002 supplements and amends the Prospectus dated November 16, 2001 as follows and should be read in connection with the Prospectus:

         The section entitled, "Selling Securityholders," beginning on page 30 of the prospectus is supplemented and amended to include the following additional selling securityholders who have provided us with notice and the requisite information as of April 4, 2002. To the extent that a selling securityholder listed below is already named in the Prospectus or any previous Prospectus Supplement, the information set forth below replaces that information.

                                                                                                Percentage of
                                 Aggregate Principal     Percentage      Shares of Verizon        Verizon
                                Amount at Maturity         of Notes        Communications       Communications
                                of Notes that May Be     Outstanding     Common Stock that      Common Stock
                                      Sold ($)                             May Be Sold (1)      Outstanding (2)
2E Tresorerie
 c/o Dexia Banque Privee France      9,100,000               *                   72,179             *
BNP Paribas                        402,000,000             7.39               3,188,583             *
Dexia Money & Double Alpha
 c/o Dexia Banque Privee France      7,320,000               *                   58,060             *
Goldman Sachs and Company          190,579,000              3.5               1,511,634             *
Lehman Brothers Inc.                 1,500,000               *                   11,897             *
UBS AG LON F/8/0 PB                 40,000,000               *                  317,272             *
---------------


*     Less than one percent (1%).

(1) Assumes conversion of all of the notes at a conversion rate of 7.9318 shares of the common stock of Verizon Communications per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of Notes and Support Obligations - Conversion Rights" in the Prospectus. As a result, the number of shares of the common stock of Verizon Communications issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Securities Exchange Act of 1934, using 2,751,650,484 shares of common stock of Verizon Communications outstanding as of January 31, 2002. In calculating this amount for each selling securityholder, we treated as outstanding the number of shares of the common stock of Verizon Communications issuable upon conversion of all of the selling securityholder's notes, but we did not assume conversion of any other selling securityholder's notes.